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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statements on Forms S-3 (File Nos. 333-3170, 333-04947 and 333-25717) and Prospectus of FelCor Suite Hotels, Inc. and to the incorporation by reference therein of our report dated February 7, 1997 (except Note 5, as to which the date is March 20, 1997), with respect to the financial statements of AEW Doubletree Portfolio for the year ended December 31, 1996 included in the Current Report on Form 8-K of FelCor Suite Hotels, Inc. dated June 4, 1997 filed with the Securities and Exchange Commission.



                                                               ERNST & YOUNG LLP

Columbus, Ohio
June 2, 1997